June 2, 2004


Securities and Exchange Commission
450 5th Street N.W.
Washington D.C. 20549

Ladies and Gentlemen:

We have been furnished with copies of Item 4 of Form 8-K requesting our response for the event that occurred on May 12, 2004, which is to be filed by our former client, Digiblue Media, Inc. on or around June 3, 2004. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
Certified Public Accountants
Santa Monica, California